UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2006 (April 18, 2006)

THE NASDAQ STOCK MARKET, INC.

(Exact name of Company as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Company’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

See Item 2.01, which is incorporated by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 18, 2006, Nightingale Acquisition Limited, a private limited company formed under the laws of England and Wales and a wholly-owned subsidiary of The Nasdaq Stock Market, Inc., completed its previously announced purchase of 38,100,000 shares, or 14.87%, of the issued share capital of the London Stock Exchange plc at a price of 1,175 pence per share. The total consideration represents approximately GBP 447.7 million, or approximately $784.8 million, based on an average exchange rate of 1.75298 U.S. Dollars per British Pound. Nasdaq purchased approximately 35,404,265 of the LSE shares from Threadneedle Asset Management Limited, with the balance of the shares being purchased from another LSE shareholder.

To finance the share purchase, Nasdaq entered into a credit facility with affiliates of Bank of America, which became effective on April 18, 2006. The terms and conditions of the Bank of America credit facility are described in Nasdaq’s Form 8-K, filed on April 17, 2006, and that description is incorporated herein by reference.

In addition, on April 18, 2006, Nasdaq used the Bank of America credit facility to refinance Nasdaq’s credit facility established on December 8, 2005. Upon terminating the December 2005 credit facility, Nasdaq paid the lenders under the facility approximately $753 million, in full repayment of principal and accrued interest under the facility. The terms and conditions of the December 2005 credit facility are described in Nasdaq’s Form 8-K, filed on December 14, 2005, and in Nasdaq’s Form 10-K, filed on March 15, 2006, and those descriptions are incorporated herein by reference.

We currently have outstanding approximately $1.5 billion of borrowings under our Bank of America credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Nasdaq has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2006	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
	Name:	Edward S. Knight
	Title:	Executive Vice President and General Counsel